FOR IMMEDIATE RELEASE	111 Pencader Drive Newark, DE 19702 P 302.456.6789 F 302.861.3730 T 800.544.8881 www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

Investor Relations Contact:
Jessica Lloyd
The Trout Group
(646) 378-2928
jlloyd@troutgroup.com

SDIX Reports Fourth Quarter and Full Year 2010 Results

Fourth Quarter Revenues Increase 19%
Year-Over-Year Revenues Increase 4% to $28.3 Million
Year-Over-Year Net Loss Decreases to $963,000

NEWARK, DE (March 3, 2011) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the quarter and fiscal year ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $7.4 million, increasing 19% from $6.2 million for the same period in 2009.  Net loss for the fourth quarter of 2010 was $260,000, compared to a net loss of $65,000 in 2009.  Full year 2010 revenues were $28.3 million, increasing 4% from $27.2 million in 2009. This overall growth resulted from increased revenues in SDIX’s core focus areas of Life Science and Food Safety. Revenues in both of these markets increased 7% in 2010 as compared to 2009. Net loss for the year was $963,000 in 2010, down from $1.7 million in 2009.

Recent Highlights

•
RapidChek® SELECT™ Salmonella Enteritidis (SE) Test System Received AOAC Certification for Poultry Houses, Eggs, and Chicken Rinses – RapidChek SELECT SE test earned Performance-Tested Methods (PTM) Certification, validating the new test as equivalent to the FDA methodology for detecting SE in poultry house environments and pooled eggs. Competitive advantages over existing commercial tests can include faster time to results, increased sensitivity and accuracy, and reduced associated costs.

•
RapidChek® SELECT™ Salmonella 24-hour Test System Received AOAC Certification for Food Processing Environmental Testing – RapidChek SELECT Salmonella 24-hour test earned  PTM certification as an analytical method for detecting Salmonella species on environmental surfaces including stainless steel, concrete, plastic and rubber. This test can help food processors quickly and accurately identify if Salmonella is present in their facilities before it can cross-contaminate food during production.

•
FDA Awards RapidChek® SELECT™ Salmonella Enteritidis (SE) Test System Method Equivalency for Salmonella Enteritidis Detection in Poultry Houses and Eggs – RapidChek SELECT SE test was reviewed by the FDA and determined to be equivalent in accuracy, precision and sensitivity to their current standard methods for poultry house environmental drag swabs and pooled egg testing.

Francis DiNuzzo, SDIX’s President and CEO, commented, “We continue to see progress resulting from our strategic shift to focus on the Life Science and Food Safety markets. Over the past year, aligned with this strategic shift, we enhanced our leadership team, entered into new partnerships, updated our corporate name, and improved efficiencies by streamlining processes and scaling operations.  Resulting from these efforts, SDIX not only saw overall margin improvements, but also saw continued quarter-over-quarter and year-over-year revenue growth.  We anticipate continued growth in our Life Science and Food Safety revenues in the year ahead as we solidify our presence as a leading solutions provider to customers in these markets.  We look forward to leveraging our proprietary Life Science technologies through market share growth in core Life Science market segments and additional revenue-generating collaborations. In addition, we expect to see continued growth driven by expansion of our Food Safety portfolio and international channels.”

Financials
Gross profit for the fourth quarter of 2010 was $4.1 million, as compared to $3.2 million for the same period in 2009.  Gross margins improved to 56% for the fourth quarter of 2010, compared to 51% for the same period in 2009.  Gross profit for the year ended December 31, 2010 was $16.6 million, as compared to $14.7 million for 2009.  Gross margins improved to 58% for 2010, compared to 54% in 2009.

Operating expenses for the fourth quarter of 2010 increased to $4.4 million, compared to $3.4 million for the fourth quarter of 2009.  Operating expenses for the year ended December 31, 2010 increased to $17.5 million, compared to $16.5 million for the year ended December 31, 2009.  This increase primarily resulted from increased R&D costs associated with new programs and increased SG&A costs associated with building up the Company’s sales and marketing infrastructure.

While operating loss for the fourth quarter rose to $261,000, as compared to $175,000 for the fourth quarter of 2009, as a result of increased R&D spending; total operating loss for 2010 fell to $929,000, as compared to $1.7 million in 2009.

Net loss for the fourth quarter of 2010 increased to $260,000, or $0.01 per diluted share, compared to a net loss of $65,000, or $0.00 per diluted share, for the same period in 2009. Net loss for the year ended December 31, 2010 fell to $963,000, or $0.05 per diluted share, compared to a net loss of $1.7 million, or $0.08 per diluted share, for the year ended December 31, 2009.

Life Science Revenues
Life Science revenues were $4.2 million for the quarter ended December 31, 2010, an increase of 38% from $3.0 million for the same period in 2009.  This increase was due partially to increased In-Vitro Diagnostics (“IVD”) revenues, which tend to vary quarter to quarter due to customer buying patterns, coupled with increases in non-IVD business.

Life Science revenues for the year ended December 31, 2010 increased 7% to $15.4 million, as compared to $14.3 million for 2009.  This growth resulted from both IVD and non-IVD revenues increasing year-over-year as the Company continued to make inroads in the biopharma market.

Kit Revenues
Food Safety revenues were $1.7 million for the fourth quarter of 2010, increasing 24% from $1.3 million for the same period in 2009.  Food Safety revenues for the year ended December 31, 2010 were $5.9 million, a 7% increase from $5.5 million for 2009.  Revenue gains in the Food Safety business primarily resulted from the Company’s E. coli and Salmonella test systems.

Additionally year-over-year revenues for Ag-GMO Products and Water & Environmental Products were $2.2 million and $4.8 million respectively, remaining relatively consistent with 2009.

Balance Sheet
The Company completed the year ended December 31, 2010 with $8.8 million in available and restricted cash and stockholders’ equity of $19.7 million.

Conference Call
The dial-in number for SDIX’s live conference call, to be held at 4:30 p.m. ET on March 3, 2011, will be 877-407-9205 (201-689-8054 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on March 3, 2011 through 11:59 p.m. ET on March 18, 2011.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 368079.

About SDIX (www.sdix.com)
SDIX is a biotechnology company, expert at creating advantage by providing a broad range of quality, innovative and effective immuno-solutions to the pharmaceutical, biotechnology, diagnostics, and food safety markets. For nearly 20 years, SDIX has developed antibodies which advance its customers’ immuno-based work – reducing time, labor, and costs while increasing accuracy and reliability of results.

SDIX offers a full suite of integrated capabilities including antigen design, antibody development and production as well as assay design. In life science markets, SDIX capabilities are being used to help discover the mechanisms of disease, facilitate the development of new drugs, and provide mechanisms for rapid diagnosis.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Revenues	$7,389	$6,203	$28,349	$27,154

Cost of sales	3,247	3,013	11,781	12,416

Gross profit	4,142	3,190	16,568	14,738

OPERATING EXPENSES:
Research and development	870	659	3,077	2,894
Selling, general and administrative	3,533	2,707	14,428	13,593
Gain on disposal of assets	-	(1)	(8)	(1)
Total operating expenses	4,403	3,365	17,497	16,486

Operating loss	(261)	(175)	(929)	(1,748)

Interest expense, net	(7)	(11)	(42)	(15)

Loss before taxes	(268)	(186)	(971)	(1,763)

Income tax benefit	(8)	(121)	(8)	(112)

Net loss	(260)	(65)	(963)	(1,651)

Basic loss per share	$(0.01)	$(0.00)	$(0.05)	$(0.08)

Shares used in computing basic
loss per share	20,295,799	20,158,711	20,251,534	20,113,659

Diluted loss per share	$(0.01)	$(0.00)	$(0.05)	$(0.08)

Shares used in computing diluted
loss per share	20,295,799	20,158,711	20,251,534	20,113,659

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets :
Cash and cash equivalents	$8,056	$7,937
Restricted cash	700	1,250
Receivables, net	4,376	3,650
Inventories	3,333	3,714
Deferred tax asset	-	1
Other current assets	561	551
Total current assets	17,026	17,103

Property and equipment, net	4,087	4,626
Other assets	45	10
Deferred tax asset	37	51
Intangible assets, net	1,321	1,435
Total assets	$22,516	$23,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$400
Accounts payable	491	571
Accrued expenses	1,597	1,386
Deferred revenue	24	75
Total current liabilities	2,512	2,432

Long-term debt	300	700

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,916,433 and 20,786,515 issued
at December 31, 2010 and December 31, 2009, respectively	209	208
Additional paid-in capital	41,551	40,958
Treasury stock, 406,627 common shares at cost
at December 31, 2010 and December 31, 2009	(555)	(555)
Accumulated deficit	(21,239)	(20,276)
Cumulative translation adjustments	(262)	(242)
Total stockholders' equity	19,704	20,093
Total liabilities and stockholders' equity	$22,516	$23,225